UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 21, 2010
NAVISITE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27597 (Commission File No.)	52-2137343 (IRS Employer Identification No.)

400 Minuteman Road Andover, Massachusetts (Address of principal executive offices)	01810 (Zip Code)
(978) 682-8300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In connection with the resignation of Arthur Becker on August 15, 2010 as Chief Executive Officer of NaviSite, Inc. (“NaviSite”), NaviSite and Mr. Becker entered into a Separation Agreement and Release, dated September 21, 2010 (the “Separation Agreement”). Under the Separation Agreement, Mr. Becker, in exchange for signing a general release of claims in favor of NaviSite and certain of its affiliates, is entitled to (i) severance payments totaling $175,000 in equal installments over six months, representing six months of base salary; (ii) $254,625, which amount represents unpaid bonus from NaviSite’s 2010 fiscal year; (iii) $10,787.67, which amount represents bonus payment equal to Mr. Becker’s target bonus for NaviSite’s current fiscal year, pro rated to the last date of employment; (iv) COBRA payments for up to six months; (v) assignment of NaviSite’s office lease for certain premises located at 654 Madison Avenue, New York, New York (the “Lease”); (vi) a payment to landlord under the Lease of $77,215.68, which amount represents half of the base rent due under such Lease for the period from September 1, 2010 through August 31, 2011; and (vii) an amendment to Mr. Becker’s stock options and restricted stock grants to provide that, for so long as he remains a member of the Board of Directors of NaviSite, the awards shall continue to vest and remain exercisable as if Mr. Becker’s employment were continuing.
The Separation Agreement also contains various restrictive covenants, including relating to non-competition, non-solicitation, confidentiality and cooperation. Mr. Becker may revoke his signature to the Separation Agreement within seven days after it was signed by him.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NaviSite, Inc.
Date: September 27, 2010	By:	/s/ James W. Pluntze
James W. Pluntze
Chief Financial Officer